SCHEDULE A
TO THE
OPERATING EXPENSE LIMITATION AGREEMENT

Advisors Series Trust Fund and Share Classes	Operating Expense Limit as a Percentage of Average Daily Net Assets
Chase Growth Fund	0.99%

As updated per Board approval dated January 8, 2021.

ADVISORS SERIES TRUST on behalf of the series listed on Schedule A	CHASE INVESTMENT COUNSEL CORPORATION

By: /s/ Jeffrey T. Rauman	By: /s/ Jennifer King
Name: Jeffrey T. Rauman	Name: Jennifer King
Title: President                 Title: Senior Vice President and Chief
                             Compliance Officer